EXHIBIT 99.1


                    FOR RELEASE OCTOBER 30, 2006 AT 4:30 P.M.

                          For More Information Contact
                                  David Meadows
                                 (410) 256-5000
                      Baltimore County Savings Bank, F.S.B.

                  BCSB BANKCORP, INC. ANNOUNCES APPOINTMENT OF
                             CHIEF EXECUTIVE OFFICER

BCSB Bankcorp, Inc. (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, FSB, announced today that Joseph J. Bouffard has been selected as the new President and Chief Executive Officer of the Company and the Bank. Mr. Bouffard will assume these positions effective on or about December 4, 2006. At that time, Mr. Bouffard also will be named as President and Chief Executive Officer of Baltimore County Savings Bank, M.H.C., and will be appointed to the Boards of Directors of all three entities.

Mr. Bouffard has been the President and Chief Executive Officer of Patapsco Bancorp, Inc. and its bank subsidiary, The Patapsco Bank, headquartered in Dundalk, Maryland, since April 1995. Previously, Mr. Bouffard was Senior Vice President of The Bank of Baltimore, and its successor, First Fidelity Bank. Prior to that, he was President of Municipal Savings Bank, FSB in Towson, Maryland. He is a current Board member of the Maryland Financial Bank and a former Board member of the Dundalk Community College Foundation and the Maryland Bankers Association. He is also a former chairman of the Board of Governors of the Maryland Mortgage Bankers Association, Treasurer of the Neighborhood Housing Services of Baltimore and a charter member and Treasurer of the Towson Towne Rotary Club.

Henry V. Kahl, Chairman of the Board of Directors, stated, "We are delighted that Joe Bouffard has agreed to join our Company. We have long been aware of his deep roots in the Baltimore banking community, and we believe that Joe's leadership skills and operating philosophy are consistent with our vision for the future." Mr. Bouffard added, "I am truly excited by the opportunities and challenges that BCSB Bankcorp presents. To be able to manage a local community bank, in a market with which I am very familiar, is a formula for success. I am pleased to be selected to lead this outstanding management team and look forward to working with and for the directors, employees and shareholders of this fine institution."

BCSB Bankcorp, Inc. is the holding company of Baltimore County Savings Bank, FSB which was founded in 1955. The Bank currently operates eighteen offices throughout the Baltimore metropolitan area. BCSB Bankcorp, Inc. became a publicly traded mutual holding company in July 1998.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing and local or national economic factors. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.